Exhibit 11.

                    AMC ENTERTAINMENT INC. AND SUBSIDIARIES
             STATEMENTS REGARDING COMPUTATION OF PER SHARE EARNINGS
 YEAR (53) WEEKS ENDED APRIL 3, 1997 AND YEARS (52 WEEKS) ENDED MARCH 28, 1996
                               AND MARCH 30, 1995
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                   1997        1996       1995
                                  -------    --------    -------
PRIMARY EARNINGS PER SHARE:
Net earnings before
  extraordinary item..........    $18,995    $ 27,371    $33,978
Extraordinary item............         --     (19,350)        --
                                  -------    --------    -------
Net earnings..................     18,995       8,021     33,978
Preferred dividends...........     (5,907)     (7,000)    (7,000)
                                  -------    --------    -------
Net earnings for common
  shares......................    $13,088    $  1,021    $26,978
                                  -------    --------    -------
                                  -------    --------    -------
Average shares for primary
  earnings per share:
  Weighted average number of
    shares outstanding........     17,489      16,513     16,456
  Stock options and other
    dilutive items............        237         282        137
                                  -------    --------    -------
  Total shares outstanding....     17,726      16,795     16,593
                                  -------    --------    -------
                                  -------    --------    -------
Primary earnings per share
  before extraordinary item...    $   .74    $   1.21    $  1.63
                                  -------    --------    -------
                                  -------    --------    -------
Primary earnings per share....    $   .74    $    .06    $  1.63
                                  -------    --------    -------
                                  -------    --------    -------
FULLY DILUTED EARNINGS PER
  SHARE:
Net earnings before
  extraordinary item..........    $18,995    $ 27,371    $33,978
Extraordinary item............         --     (19,350)        --
                                  -------    --------    -------
Net earnings..................     18,995       8,021     33,978
Preferred dividends...........     (5,907)     (7,000)       n/a
                                  -------    --------    -------
Net earnings for common
  shares......................    $13,088    $  1,021    $33,978
                                  -------    --------    -------
                                  -------    --------    -------
Average shares for fully
  diluted earnings per share:
  Weighted average number of
    shares outstanding........     17,489      16,513     16,456
  Stock options and other
    dilutive items............        451         518        157
  Shares issuable upon
    conversion of preferred
    stock.....................        n/a         n/a      6,896
                                  -------    --------    -------
  Total shares outstanding....     17,940      17,031     23,509
                                  -------    --------    -------
                                  -------    --------    -------
Fully diluted earnings per
  share before extraordinary
  item........................    $   .73(1) $   1.20(1) $  1.45(2)
                                  -------    --------    -------
                                  -------    --------    -------
Fully diluted earnings per
  share.......................    $   .73(1) $   0.06(1) $  1.45(2)
                                  -------    --------    -------
                                  -------    --------    -------

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(1) Fully diluted earnings per share for 1997 and 1996 excludes conversion of preferred stock.

(2) Fully diluted earnings per share for 1995 includes conversion of preferred stock.